Exhibit 107

CALCULATION OF FILING FEE TABLES

S-4

(Form Type)

Hall Chadwick Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001	Rule 457(a)	72,116,193	$10.00	$721,161,930.00	0.000087	$62,741.08
Total Offering Amounts						$721,161,930.00		$62,741.08
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$62,741.08

(1)	Consists of 72,116,193 shares of Domesticated HCAC Common Stock to be issued or issuable in connection with the Business Combination, including (i) up to 20,700,000 shares upon conversion of HCAC Class A Ordinary Shares in the Domestication, (ii) 2,070,000 shares upon conversion of Public Rights at the Effective Time, (iii) 7,883,293 shares upon conversion of Founder Shares (HCAC Class B Ordinary Shares), (iv) 614,000 shares upon conversion of Private Placement Shares, (v) 61,400 shares upon conversion of Private Placement Rights at the Effective Time, (vi) up to 40,000,000 shares of Domesticated HCAC Common Stock (including 5,000,000 Earnout Shares) as consideration in the Merger to REEcycle stockholders, and (vii) 787,500 shares to be issued in exchange for financial advisory services to REEcycle.
(2)	Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends and/or similar transactions.
(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by the Fee Rate.

Table 2: Fee Offset Claims and Sources

☒ Not Applicable